CALCULATION OF REGISTRATION FEE

Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Semi- Annual Review Notes Linked to the Tokyo Stock Price Index due December 24, 2010	$4,882,000	$191.86
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

Filed Pursuant to Rule 424(b)2
Registration No. 333-133007
December 23, 2008

(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
Product Supplement dated December 3, 2008
and Prospectus Addendum dated December 12, 2007)

Structured Investments	HSBC USA Inc. $4,882,000 Semi-Annual Review Notes Linked to the Tokyo Stock Price Index due December 24, 2010

General
•
Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
•	All references to “Auto-Callable Notes” in the product supplement shall refer to these Annual Review Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to the single reference asset described below.
•
Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes.

•	Senior unsecured obligations of HSBC USA Inc. maturing December 24, 2010.
•	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
•
If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede. See “Supplemental Information Relating to the Terms of the Notes” in this pricing supplement.

Key Terms
Reference Asset:	The Tokyo Stock Price Index (“TPX”) (the “reference asset”)
Principal Amount:	$1,000 per note.
Trade Date:	December 19, 2008
Pricing Date:	December 19, 2008
Original Issue Date:	December 24, 2008
Final Valuation Date:	December 20, 2010, subject to adjustment as described herein.
Maturity Date:
4 business days after the final valuation date and is expected to be December 24, 2010.  The maturity date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Auto Redemption Feature:
The notes will be subject to early redemption on each payment date if the official closing level as of the relevant valuation date is greater than or equal to the applicable call level.  The notes will be redeemed at the auto redemption amount corresponding to the relevant payment date in accordance with the schedule below:

Valuation Date	Call Level	Payment Date	Auto Redemption Amount
December 30, 2009	80% of the initial level	3 business days after the first valuation date; expected to be January 5, 2010	112.30% of the principal amount
June 21, 2010	100% of the initial level	3 business days after second the valuation date; expected to be June 24, 2010	118.45% of the principal amount
December 20, 2010	100% of the initial level	4 business days after the third valuation date; expected to be December 24, 2010	124.60% of the principal amount

Coupon upon Auto-Redemption:	12.30% per annum.
Payment at Maturity:	For each note, the cash settlement value.
Cash Settlement Value:
If the notes have not been redeemed early pursuant to the auto redemption feature, including auto redemption on the final valuation date, you will receive a cash payment on the maturity date as described below:

(i) If the final level is greater than or equal to the contingent protection level, you will receive an amount equal to 100% of the principal amount.

(ii) If the final level is less than the contingent protection level, you will lose 1.25% of the principal amount for each percentage point that the reference return is less than the contingent protection level.  For example, if the reference return is -40%, you will suffer a 25% loss and receive 75% of the principal amount.

Contingent Protection Level:	667.54 (equal to 80% of the initial level).
Reference Return:	The quotient, expressed as a percentage, of (i) the final level minus the initial level divided by (ii) the initial level, expressed as a formula:
Final level – Initial level Initial level
Initial level:	834.43, which represents the official closing level (as defined below) of the reference asset as determined by the calculation agent on the pricing date.
Final level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.
Official Closing level:
The closing level of the reference asset on any date of determination as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “TPX <Index>”.

CUSIP/ISIN:	4042K0UF0 / US4042K0UF01
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this pricing supplement in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(2)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	1.50%	98.50%
Total	$4,882,000	$73,230	$4,808,770
(2) Certain fiduciary accounts will pay a purchase price of $985 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
JPMorgan
Placement Agent
December 23, 2008

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any securities comprising the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007 and the product supplement dated December 3, 2008.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Auto-Callable Notes” in the product supplement shall refer to the Annual Review Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420408067761/v134080_424b2.htm
•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420408067761/v134080_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized on the applicable payment date for a range of movements in the reference asset as shown under the column “Return on Reference Asset as of applicable Valuation Date.” The table reflects that the percentages used to calculate the auto redemption amount applicable to the first, second, and final valuation dates are 12.30%, 18.45% and 24.60%, respectively, regardless of the appreciation of the reference asset, which may be significant. There will be only one payment on the notes whether redeemed early or at maturity. An entry of “N/A” indicates that the notes would not be redeemed on the applicable payment date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.

Official closing level	Return on Reference Asset as of applicable Valuation Date	Return on Notes at 1st Payment Date	Return on Notes at 2nd Payment Date	Return on Notes at Final Payment Date
1,668.86	100%	12.30%	18.45%	24.60%
1,585.42	90%	12.30%	18.45%	24.60%
1,501.97	80%	12.30%	18.45%	24.60%
1,418.53	70%	12.30%	18.45%	24.60%
1,335.09	60%	12.30%	18.45%	24.60%
1,251.65	50%	12.30%	18.45%	24.60%
1,168.20	40%	12.30%	18.45%	24.60%
1,084.76	30%	12.30%	18.45%	24.60%
1,001.32	20%	12.30%	18.45%	24.60%
917.87	10%	12.30%	18.45%	24.60%
834.43	0%	12.30%	18.45%	24.60%
750.99	-10%	12.30%	N/A	0.00%
667.54	-20%	12.30%	N/A	0.00%
584.10	-30%	N/A	N/A	-12.50%
500.66	-40%	N/A	N/A	-25.00%
417.22	-50%	N/A	N/A	-37.50%
333.77	-60%	N/A	N/A	-50.00%
250.33	-70%	N/A	N/A	-62.50%
166.89	-80%	N/A	N/A	-75.00%
83.44	-90%	N/A	N/A	-87.50%
0.00	-100%	N/A	N/A	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The official closing level at the close of trading on the first valuation date is greater than the applicable call level. Because the official closing level as of the first valuation date is greater than or equal to the applicable call level, the note is redeemed on the first payment date, and the investor receives a payment on the first payment date of $1,123 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 12.30%) = $1,123

Example 2: The level of the reference asset increases from the initial level of 834.43 to a final level of 1,084.76. Because the final level of 1,084.76 is greater than or equal to the initial level of 834.43 and the notes have not been redeemed on a prior payment date pursuant to the auto redemption feature, the investor receives a payment on the final payment date (the maturity date) of $1,246 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 24.60%) = $1,246

Example 3: The level of the reference asset decreases from the initial level of 834.43 to a final level of 750.99. Because the reference return is negative but the final level is greater than the contingent protection level of 667.54, the investor receives the principal amount of 1,000 at maturity.

Example 4: The level of the reference asset decreases from the initial level of 834.43 to a final level of 625.82. Because the reference return is negative and the final level is less than the contingent protection level, the investor receives a payment at maturity of $937.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x (-25% + 20%) x 1.25) = $937.50

Selected Purchase Considerations

•
APPRECIATION POTENTIAL —  If the official closing level is greater than or equal to the applicable call level on a valuation date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 12.30% x $1,000 if redeemed on the first payment date; (ii) 18.45% x $1,000 if redeemed on the second payment date; or (iii) 24.60% x $1,000 if redeemed on the final payment date (the maturity date). Because the notes are our senior unsecured obligations, payment of any amount if redeemed early or at maturity is subject to our ability to pay our obligations as they become due.

•
DIVERSIFICATION OF THE TOKYO STOCK PRICE INDEX — The return on the notes is linked to the Tokyo Stock Price Index. The Tokyo Stock Price Index consists of component stocks selected to provide a performance benchmark for the Japanese equity markets. For additional information about the reference asset, see the information set forth under “Description of the Reference Asset” herein.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC EARLY REDEMPTION FEATURE — While the original term of the notes is 2 years, the notes will be redeemed before maturity if the official closing level is greater than or equal to the applicable call level on the applicable valuation date and you will be entitled to the applicable payment corresponding to such valuation date set forth on the cover of this pricing supplement.  In such event, you will not receive any additional payments on the notes.

•
PRINCIPAL PROTECTION IN LIMITED CIRCUMSTANCES — Your principal amount will be protected only if the notes have not been redeemed early pursuant to the auto redemption feature and if the final level is greater than or equal to the contingent protection level on the final valuation date.  If the final level is below the contingent protection level on the final valuation date, you will lose 1.25% of your principal for every 1% by which the final level is below the contingent protection level.  Accordingly, you may lose up to 100% of your principal amount.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspect of the tax treatment of the notes are uncertain.  Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes and, in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the notes in accordance with this approach.  Under this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier redemption, sale or exchange, and if the U.S. holder has held the note for more than one year at such time for federal income tax purposes, we intend to treat any gain or loss as long-term capital gain or loss.  For a complete discussion of U.S. federal income tax consequences related to the notes, including other possible characterizations and treatments, see the section “Certain U.S. Federal Income Tax Considerations — Notes With no Potential Periodic Interest Payments” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the reference asset or any of the component securities of the reference asset. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — If the notes are not redeemed early pursuant to the auto redemption feature and if the final level is less than the contingent protection level on the final valuation date, you will lose 1.25% of your principal amount for every 1% decline in the final level compared to the contingent protection level.  YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•
LIMITED RETURN ON THE NOTES  — Your maximum potential payment on the notes will be limited to the auto redemption amount applicable for a payment date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the reference asset, which may be significant. Because the level of the reference asset at various times during the term of the notes could be higher than on the valuation dates and at maturity, you may receive a lower payment if redeemed early or at maturity, as the case may be, than you would have if you had invested directly in the reference asset.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the reference asset would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. or one of its affiliates is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the Index and the value of the notes.

•
THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the reference asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities underlying the reference asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE LEVEL OF THE INDEX IS SUBJECT TO RISKS ASSOCIATED WITH JAPANESE SECURITIES MARKETS – Because Japanese companies or Japanese equity securities included in the reference asset may be publicly traded in the Japanese securities markets and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks.  For example, the Japanese securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the Japanese issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the Japanese issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any reference asset or any of the securities comprising any reference asset or any underlying index.  All disclosures contained in this pricing supplement regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this pricing supplement.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Tokyo Stock Price Index

We have derived all information relating to the reference asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, the Tokyo Stock Exchange, Inc. (the “TSE”).  TSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the reference asset at any time.

TSE publishes the reference asset.

The reference asset was developed by the TSE. The TSE is responsible for calculating and maintaining the reference asset, and can add, delete or substitute the stocks underlying the reference asset or make other methodological changes that could change the value of the reference asset. Publication of the reference asset began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968.

Calculation of the reference asset

The reference asset is not expressed in Japanese yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The reference asset is calculated as (1) the quotient of (a) the current free float-adjusted market value, which is the sum of the products of the price of each component stock and the number of free float-adjusted shares of each such component stock (the “TOPIX Current Market Value”) divided by (b) the base market value (the “TOPIX Base Market Value”), times (2) the base point of 100. If trading in a reference asset component is suspended, for the purposes of index calculation, it is regarded as having no change in its share price.

The number of free float-adjusted shares at the time of the index calculation is the number of common shares listed on the First Section of the TSE at the same instance multiplied by the free float weight. The free float weight reflects the weight of listed shares deemed to be available for trading and is calculated by the TSE for each listed company for purposes of index calculation, and is determined on the basis of securities reports regulated by the Securities and Exchange Law of Japan and publicly available documents issued by the listed companies themselves. In determining the free float weight, the TSE deems the following shares as non-free float shares: shares held by the top 10 major shareholders (subject to certain exceptions), treasury stocks (including certain cross-shareholdings), shares held by the boards of directors of the relevant company and other shares TSE deems not available for trading in the market. In the case of some companies with low liquidity, the TSE may adjust their free float downwards by applying a “liquidity factor”.

The free float weight assigned to each listed company is reviewed annually, with timings that vary according to the settlement terms of each such listed company. Free float weights may also be subject to extraordinary review in the case of certain corporate actions ( e.g. , allocation of new shares, strategic exercise of preferred shares or equity warrants, spin-offs, mergers, take-overs) and for other reasons the TSE believes appropriate.

In order to maintain continuity, the TOPIX Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the reference asset. Such factors include, without limitation: new listings; delistings; new share issues either through public offerings or through rights offerings to shareholders; issuance of shares as a consequence of exercise of convertible bonds or warrants; and transfer of listed securities to the First Section of the TSE from the Second Section or Mothers or to the Second Section or Mothers from the First Section of the TSE.

Following any such adjustments, the new TOPIX Base Market Value will be equal to the quotient of (A) the product of (1) the old TOPIX Base Market Value, times (2) the sum of the free-float adjusted market value on the adjustment date plus the adjustment amount, and (B) the free-float adjusted market value on the adjustment date. The adjustment amount is the amount (whether positive or negative) that is equal to the product of the change (whether positive or negative) in the number of shares for index calculation times the appropriate price used for adjustment.

The TOPIX Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the TOPIX Current Market Value or any stock underlying the reference asset, the TOPIX Base Market Value is adjusted in such a way that the new value of the reference asset will equal the level of the reference asset immediately prior to such change.

No adjustment is made to the TOPIX Base Market Value in the case of events such as stock splits and decreases in paid in capital which theoretically do not affect market value. In such cases, the new stock price multiplied by the increased (or decreased) number of shares is the same as the old stock price multiplied by the old number of shares and no adjustment is thought necessary.

Additional information on the reference asset is available on the following website: http://www.tse.or.jp

Computation of the reference asset

The reference asset is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the First Section of the TSE.

Additions to the component stocks can occur (1) as a result of transfers from the TSE Second Section and the Mothers market of the TSE, with such changes taking effect one business day before the last business day of the next month of transfer; (2) through the new listing of a company by an initial public offering or via another stock exchange, with such changes taking effect one business day before the last business day of the next month of listing; or (3) through the new listing of a parent company created through a stock swap or a merger, with such changes taking effect one business day before the listing. Deletions of constituents are conducted due to (1) de-listing due to a stock-swap or merger when the surviving company re-lists with the TSE, with such changes taking effect one business day before listing of newly established company; (2) de-listing of company for any other reason, with such change taking effect one business day before de-listing; or (3) transfers of the listing to the Second Section of the TSE.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the reference asset and a reference asset component’s market value.

License Agreement with TSE:

We have entered into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. whereby we, in exchange for a fee, are permitted to use the reference asset in connection with certain securities, including the notes. We are not affiliated with the Tokyo Stock Exchange, Inc.; the only relationship between the Tokyo Stock Exchange, Inc. and us is any licensing of the use of the TOPIX indices and trademarks relating to them.

The license agreement between the Tokyo Stock Exchange, Inc. and HSBC provides that the following disclaimer must be set forth herein:

(i)    The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the reference asset such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii)    The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii)   The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv)   The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

(v)    No notes are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

(vi)   The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public.

(vii)  The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes for calculation of the TOPIX Index Value.

(viii) Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.”

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the reference asset based on the weekly historical closing levels from January 1, 2003 through December 19, 2008.  The closing level for the reference asset on December 19, 2008 was 834.43. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

Certain ERISA Considerations

We urge you to read “Certain ERISA Considerations” in the prospectus supplement.

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental  or other plan subject to any laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code or any entity the assets of which are deemed to be “plan assets” for purposes of ERISA, Section 4975 of the Code or otherwise, will be permitted to purchase, hold and dispose of the notes, subject to certain conditions.  Such investors should carefully review the discussion under “Certain ERISA Considerations” in the prospectus supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee from the Issuer that would not exceed $15 per $1,000 face amount of notes.